January 6, 2012

Ms. Catherine M. Vaczy

140 East 28th Street

#11C

New York, NY 10021

Dear Catherine:

We are pleased to enter into this extension (the "Extension") of your employment agreement dated as of January 26, 2007 (the "2007 Agreement"), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009 and extended on July 7, 2010 (the 2007 Agreement as so amended and extended, the "Original Agreement") with respect to your service to the Company as its Vice President and General Counsel. This Extension shall become effective (the "Effective Date") on the date that it is fully executed by you and the Company and shall modify the Original Agreement with respect to those different and additional terms as set forth below.

1.	Your Base Salary shall remain unchanged and shall be increased by 10% on July 7, 2012.

2.	You shall be eligible for annual cash bonuses as determined by the Compensation Committee in its sole discretion. Your cash bonus under the Original Agreement for 2011 was $60,000 for which $30,000 remains payable (the "2011 Bonus Due") as of the Effective Date. You agree to accept $10,000 of the 2011 Bonus Due in shares of the Company's Common Stock issued under and subject to all the terms and conditions of the Company's 2009 Equity Compensation Plan (the "Plan") at a per share value equal to the closing price of the Company's common stock (the "Common Stock") on the Effective Date such that the number of shares received will be equal to the net amount of cash that would have been received. The remainder of the 2011 Bonus Due shall be payable on the Effective Date.

3.	The "Term" as extended shall begin as of the Effective Date and continue through December 31, 2012.

4.	During the Term, the Company will pay annual membership and dues for a club in New York of your choice that can be used for business entertainment, meetings, etc. in an amount not to exceed $5,000.

5.	You shall be granted on the Effective Date an option (the "Option") under the Plan to purchase 150,000 shares of Common Stock which shall vest and become exercisable in its entirety on the expiration of the Term. The per share exercise price of the Option shall equal the closing price of the Common Stock on the Effective Date and the Option shall be subject to all the terms and conditions of the 2009 Plan and the Original Agreement. Your option to purchase 50,000 shares of Common Stock tied to Nasdaq listing shall immediately vest and become exercisable.

6.	Upon termination or expiration of this Extension, the Company shall pay severance equal to three months of your compensation, including your insurance.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement. Except as set forth herein the terms of the Original Agreement shall remain unchanged.

Very truly yours,

NeoStem, Inc.

	By:	/s/ Robin Smith

	Name:	Robin Smith

	Title:	CEO

ACKNOWLEDGED AND AGREED

/s/ Catherine M. Vaczy
Catherine M. Vaczy